UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Morton  L. Topfer
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |Code  |                  | A/|           |  Owned at         |Indir |                           |
                    |Date  | Date |      |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock        |      |      |      |                  |   |           |148980.000         |D     |                           |
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Common Stock        |5/1/ 2|      |S     |16925.000         |D  |26.480     |0.000              |I     |Employer 401(k) Plan 1     |
                    |002   |      |      |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|Code  | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |(Month/|(Month|      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
             |rity    |Day/   |/Day/ |      |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
             |        |Year)  |Year) |      |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Nonqualified |$21.72  |       |      |      |           |   |2    |3/23/|Common Stock|       |       |43511.000   |D  |            |
Stock Option |        |       |      |      |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified |$28.899 |       |      |      |           |   |3    |7/17/|Common Stock|       |       |256944.000  |D  |            |
Stock Options|        |       |      |      |           |   |     |2008 |            |       |       |            |   |            |
             |        |       |      |      |           |   |     |4    |            |       |       |            |   |            |
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Nonqualified |$28.899 |       |      |      |           |   |3    |7/17/|Common Stock|       |       |2596.000    |I  |Family Corpo|
Stock Options|        |       |      |      |           |   |     |2008 |            |       |       |            |   |ration      |
             |        |       |      |      |           |   |     |4    |            |       |       |            |   |            |
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Nonqualified |$30.43  |       |      |      |           |   |3    |3/26/|Common Stock|       |       |190037.000  |D  |            |
Stock Options|        |       |      |      |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified |$26.32  |7/18/ 2|      |A     |28420.000  |A  |5    |7/18/|Common Stock|28420.0|       |            |D  |            |
Stock Options|        |002    |      |      |           |   |     |2012 |            |00     |       |            |   |            |
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Nonqualified |$26.32  |7/18/ 2|      |A     |4560.000   |A  |6    |7/18/|Common Stock|4560.00|       |32980.000   |D  |            |
Stock Options|        |002    |      |      |           |   |     |2012 |            |0      |       |            |   |            |
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Nonqualified |$44.6875|       |      |      |           |   |3    |9/23/|Common Stock|       |       |116364.000  |D  |            |
Stock Options|        |       |      |      |           |   |     |2009 |            |       |       |            |   |            |
             |        |       |      |      |           |   |     |4    |            |       |       |            |   |            |
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Nonqualified |$45.90  |       |      |      |           |   |3    |3/24/|Common Stock|       |       |108091.000  |D  |            |
Stock Options|        |       |      |      |           |   |     |2010 |            |       |       |            |   |            |
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
Explanation of Responses:
1. Mr. Topfer transferred the funds in his Dell 401(k) account due to his retirement as an employee.
2. Exercisable on 3/23/2003.
3. Currently exercisable.
4. Due to the reporting person's retirement as an employee of the Company, these options will expire on February 1, 2005.
5. Exercisable in accordance with the following schedule: 5,684 shares on 7/18 of each year from 2003 through 2007.
6. Exercisable in accordance with the following schedule: 912 shares on 7/18 of each year from 2003 through 2007.
SIGNATURE OF REPORTING PERSON
Morton  L. Topfer
Thomas H. Welch, Jr., Attorney-in-Fact